EXHIBIT 10.35

TRAVELERS
PERFORMANCE SHARES AWARD NOTIFICATION AND AGREEMENT

(This award must be accepted within 90 days after the Grant Date shown below or it will be forfeited. Refer below to Section 18.)

Participant:	“NAME”	Grant Date:	“GRANT DATE”
Number of Performance Shares: “GRANTED”
Performance Period: XXXXX XX, 20XX to XXXXX XX, 20XX

1.     Grant of Performance Shares. This performance shares award is granted pursuant to The Travelers Companies, Inc. Amended and Restated 2014 Stock Incentive Plan, as it may be amended from time to time (the "Plan"), by The Travelers Companies, Inc. (the "Company") to you (the “Participant”) as an employee of the Company or an affiliate of the Company (together, the "Travelers Group"). The Company hereby grants to the Participant as of the Grant Date an award ("Award") for the initial number of performance shares set forth above pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein, including, without limitation, the conditions set forth in Section 7.

2.     Terms and Conditions. The terms, conditions, and restrictions applicable to the Award are specified the Plan and this grant notification and agreement, including Exhibits A, B and C (the "Award Agreement"). The terms, conditions and restrictions in the Plan include, but are not limited to, provisions relating to amendment, vesting, cancellation and settlement, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.

    By accepting this Award, the Participant acknowledges receipt of the prospectus dated May 22, 2019 and any applicable prospectus supplement thereto (together, the “Prospectus”) and that he or she has read and understands the Prospectus.

The Participant understands that the Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Award is contingent, and depends on the future financial performance of the Company, among other factors. The Participant further confirms his or her understanding that the Award is intended to promote employee retention and stock ownership and to align participants’ interests with those of shareholders. Additionally, the Participant understands that the Award is subject to performance conditions and will be cancelled if the performance or other conditions are not satisfied. Thus, the Participant understands that (a) any monetary value assigned to the Award in any communication regarding the Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of the Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) performance may be subject to confirmation and final determination by the Company's Board of Directors or its Compensation Committee (the "Committee") that the performance conditions have been satisfied.

The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Award unless and until the Award is vested and settled in shares of Common Stock.

3.     Performance Period. For purposes of the Award, the Performance Period shall be defined as the three-year period commencing XXXXX XX, 20XX and ending XXXXX XX, 20XX.

4.     Vesting. The Award shall vest in full on the last day of the Performance Period, provided the Participant remains continuously employed within the Travelers Group through such date. If the Participant has a termination of, or leave from active employment prior to the last day of the Performance Period, the Participant's rights are determined under the Award Rules of Exhibit A.

5.     Settlement of Award. The number of performance shares vested (which shall include any additional performance shares credited to the Participant's account pursuant to Section 6) shall be calculated based on the Performance Shares Vesting Grid set forth in Exhibit B. The Company shall deliver to the Participant, subject to any certification of satisfaction of the performance goal as required by the Plan a number of shares of Common Stock equal to the number of vested performance shares on January 1 of the year following the end of the Performance Period or as soon as administratively practicable thereafter (but no later than March 15 of the year following the end of the Performance Period, or the date provided pursuant to Exhibit A, if applicable). The number of shares of Common Stock delivered to the Participant shall be reduced by a number of shares of Common Stock having a Fair Market Value on the date of delivery equal to the tax withholding obligation.

6.     Dividend Equivalents. The Participant shall be entitled to receive additional performance shares with respect to any cash dividends declared by the Company. The number of additional performance shares shall be determined by multiplying the number of performance shares credited to the Participant's account (which shall include the number of performance shares set forth above, plus any performance shares credited in connection with dividend payments under this Section 6), times the dollar amount of the cash dividend per share of Common Stock, and then dividing by the Fair Market Value of the Common Stock as of the dividend payment date. The Participant's right to any performance shares credited to the Participant's account in connection with dividends shall vest in the same manner described in Section 4. As described in Section 5, such additional performance shares shall be included in the total number of performance shares credited to the Participant's account for purposes of applying the Performance Shares Vesting Grid.

7.     Grant Conditioned on Principles of Employment Agreement.

By entering into this Award Agreement, the Participant shall be deemed to have confirmed his or her agreement to be bound by the Company’s Principles of Employment Agreement in effect on the date immediately preceding the Grant Date (the “POE Agreement”), as published on the Company’s intranet site or previously distributed in hard copy to the Participant. Furthermore, by accepting the Award, the Participant agrees that the POE Agreement shall supersede and replace the form of Principles of Employment Agreement contained or referenced in any Prior Equity Award (as defined below) made by the Company to the Participant, and, accordingly, such Prior Equity Award shall become subject to the terms and conditions of the POE Agreement.

8.     Acceptance of Exhibits A, B and C. The Participant agrees to be bound by the terms of the Award Rules set forth in Exhibits A, B and C ("Award Rules").

9.     Acceptance of and Agreement to Non-Solicitation and Confidentiality Conditions. In consideration for the Award of performance shares under this Award Agreement, the Participant agrees that the Award is conditioned upon Participant’s compliance with the following non-solicitation and confidentiality conditions (the "Non-Solicitation Conditions" and the “Confidentiality Conditions,” respectively):

(a)     The Company and the Participant understand, intend and agree that the Non-Solicitation Conditions of this Section 9 are intended to protect the Travelers Group and other participants in the Plan against the Participant soliciting its employees and/or its business during the twelve (12) month period (the "Restricted Period") following the date of the Participant’s termination of employment with the Travelers Group (whether voluntary or involuntary) as reflected on the Travelers Group’s books and records (the “Termination Date”), while recognizing that after the Termination Date the Participant is still permitted to compete with the Travelers Group subject to the restrictions set forth below. Nothing in this Section 9 is intended to limit any of the Travelers Group’s rights or claims as to any future employer of the Participant.

(b)     Non-Solicitation of Employees. The Participant acknowledges that the Travelers Group sustains its operations and the goodwill of its clients, customers, policyholders, producers, agents and brokers (its “Customers”) through its employees. The Travelers Group has made significant investment in its employees and their ability to establish and maintain relationships with each other and with the Travelers Group’s Customers in order to further its operations and cultivate goodwill. The Participant acknowledges that the loss of the Travelers Group’s employees could adversely affect its operations and jeopardize the goodwill that has been established through these employees, and that the Travelers Group therefore has a legitimate interest in preventing the solicitation of its employees. During the Restricted Period, the Participant will not, directly or indirectly, seek to recruit or solicit, attempt to influence or assist, participate in, or promote the solicitation of, or otherwise attempt to adversely affect the employment of any person who was or is employed by the Travelers Group at any time during the last three months of the Participant's employment or during the Restricted Period. Without limiting the foregoing restriction, the Participant shall not, on behalf of himself or herself or any other person, hire, employ or engage any such person and shall not engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions in this Section 9. Without limiting the generality of the restrictions under this Section, by way of example, the restrictions under this Section shall prohibit the Participant from (i) interviewing a Travelers Group employee, (ii) communicating in any manner with a Travelers Group employee in connection with a current or future employment opportunity outside of the Travelers Group, (iii) identifying Travelers Group employees to potentially be solicited or hired, (iv) providing information or feedback regarding Travelers Group employees seeking employment with the Participant’s subsequent employer and/or (v) otherwise assisting or participating in the solicitation or hiring of a Travelers Group employee. However, the Non-Solicitation Conditions do not preclude the Participant from directing a third party (including but not limited to employees of his/her subsequent employer or a search firm) to broadly solicit, recruit, and hire individuals, some of whom may be employees of the Travelers Group, provided that the Participant does not direct such third party specifically to target employees of the Travelers Group generally or specific individual employees of the Travelers Group.

(c)     Non-Solicitation of Business. The Participant acknowledges that by virtue of his or her employment with the Travelers Group, he or she may have developed relationships with and/or had access to Confidential Information (as defined below) about the Travelers Group’s Customers and is, therefore, capable of significantly and adversely impacting existing relationships that the Travelers Group has with them. The Participant further acknowledges that the Travelers Group has invested in its and the Participant’s relationship with its Customers and the goodwill that has been developed with them and therefore has a legitimate interest in protecting these relationships against solicitation and/or interference by the Participant for a reasonable period of time after the Participant’s employment with the Travelers Group ends. If, after the Termination Date, the Participant accepts a position as an employee, consultant or contractor with a “Competitor” (as defined below), then, during the Restricted Period, the Participant will not, directly or indirectly, solicit, interfere with or attempt to influence any Customer of the Travelers Group to discontinue business with the Travelers Group and/or move existing or future business of the Travelers Group elsewhere. This restriction applies with respect to any business of any current or prospective client, customer or policyholder of the Travelers Group (i) on which the Participant, or anyone reporting directly to him or her, worked or was actively engaged in soliciting or servicing or (ii) about which the Participant gained access to Confidential Information (as defined below) during the Participant’s employment with the Travelers Group. In addition to the foregoing restriction, the Participant agrees not to be personally involved in the negotiation, competition for, solicitation or execution of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from the Travelers Group, at any time during the twenty-four month period following the Termination Date (the “Enhanced Restricted Period”). The Participant may, at any time after the Termination Date, broadly direct a third party (including but not limited to employees of his/her subsequent employer) to negotiate, compete for, solicit and execute such book roll over(s) or other book of business transfer arrangements, provided that (i) the Participant is not personally involved in such activities and (ii) the Participant does not direct such third party specifically to target business of the Travelers Group. As used herein,

“Competitor” shall include any business enterprise or organization, including, without limitation, agents, brokers and producers, that engages in, owns or controls a significant interest in any entity that engages in, the sale of products and/or performance of services of the type sold or performed by the Travelers Group and/or provides advice relating to such products and services.

(d)     Subject to the non-competition obligations in the Award Rules that apply to Participants meeting the “Retirement Rule,” at any time after the Termination Date, the Participant may otherwise compete with the Travelers Group, including but not limited to competing on an account by account or deal by deal basis, to the extent that he or she does not violate the provisions of subsection (c) above or any other contractual, statutory or common law obligations to the Travelers Group.

(e)     Notwithstanding anything herein to the contrary, if the Participant breaches any of the Non-Solicitation Conditions of this Section 9, then the Restricted Period (or the Enhanced Restricted Period, if applicable) will be extended until the date that is 12 months (or 24 months, in the case of a breach under Section 9(c) with respect to the restrictions applicable during the Enhanced Restricted Period) after the date of the Participant’s last breach of such Non-Solicitation Conditions.

(f)     The Participant agrees not to, either during or after his or her employment, use, publish, make available, or otherwise disclose, except for benefit of the Travelers Group in the course of such employment, any technical or confidential information (“Confidential Information”) developed by, for, or at the expense of the Travelers Group, or assigned or entrusted to the Travelers Group, unless such information is generally known outside of the Travelers Group. Confidential Information includes, but is not limited to, non-public information such as: internal information about the Travelers Group’s business, such as financial, sales, marketing, claim, technical and business information, including profit and loss statements, business/marketing strategy and “Trade Secrets” (as defined below); client, customer, policyholder, insured person, claimant, vendor, consultant and agent information, including personal information such as social security numbers and medical information; legal advice obtained; product and system information; and any compilation of this information or employee information obtained as part of the Participant’s responsibilities at the Travelers Group. As used herein, “Trade Secrets” shall include information relating to the Travelers Group and its affiliates that is protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, business and strategic plans, product plans, source code, software, unpublished patent applications, customer proposals or pricing information or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. In addition, the Participant will keep at all times subject to the Travelers Group’s control and will deliver to or leave with the Travelers Group all written and other materials in any form or medium (including, but not limited to, print, tape, digital, computerized and electronic data, parts, tools, or equipment) containing such technical or Confidential Information upon termination of the Participant’s employment. The Participant also agrees to cooperate to remedy any unauthorized use of such information and not to violate any Travelers Group policy regarding same. The Participant agrees that all records, reports, notes, compilations, or other recorded matter, and copies or reproductions thereof, relating to the Travelers Group’s operations, activities, Confidential Information, or business, made or received by the Participant during the Participant’s employment with any member(s) of the Travelers Group are, and shall be, the property of the Travelers Group exclusively, and the Participant will keep the same at all times subject to the Travelers Group’s control and will deliver or leave with the Travelers Group the same at the termination of the Participant’s employment.

(g)     Protected Disclosures. Nothing herein should be construed as prohibiting the Participant from sharing information concerning the Participant’s own wages (or the wages of another employee, if voluntarily disclosed by that employee) or other terms and conditions of employment, or for purposes of otherwise pursuing the Participant’s legal rights. The Travelers Group will not terminate, discipline or otherwise discriminate or retaliate against any employee because they make such a disclosure. The Travelers Group, does however, prohibit employees who have access to other employees’ wage information as part of their job functions from sharing such information gathered during the course of their employment, unless such disclosure is in furtherance of or in response to their job duties, an investigation, action or hearing, or the employee otherwise has a legal obligation to furnish the information. For example, an employee who has access to the salaries of other employees due to his or her job responsibilities generally may not disclose the salary of those co-workers. This Agreement also does not permit an employee to disclose (without the prior written consent of the Travelers Group) Confidential Information or permit an employee to disclose wage information of other employees to a competitor. Additionally, nothing herein is intended to prohibit or restrict the Participant from (i) filing a complaint with, making disclosures to, communicating with or participating in proceedings brought before a court or tribunal in the applicable jurisdiction or in an investigation or proceeding conducted by any governmental agency (including the United States Equal Employment Opportunity Commission and the Securities and Exchange Commission), (ii) pursuing the Participant’s legal rights related to the Participant’s employment with the Travelers Group, or (iii) engaging in activities protected by applicable laws or regulations. Employees will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is under seal. Notwithstanding, the Travelers Group does not authorize the waiver of, or disclosure of information covered by, the attorney-client privilege or attorney work product doctrine or any other privilege belonging to the Travelers Group.

(h)     If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9 is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Award Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

(i)     During the Restricted Period or any extension thereof, the Participant shall notify any subsequent employer of his or her obligations under this Award Agreement prior to commencing employment. During the Restricted Period or any extension thereof, the Participant will provide the Company and his or her prior manager at the Travelers Group fourteen (14) days’ advance written notice prior to becoming associated with and/or employed by any person or entity or engaging in any business of any type or form, with such notice including the identity of the prospective employer or business, the specific division (if applicable) for which the Participant will be performing services and the title or position to be assumed by the Participant. The Participant must provide a copy of such notice to the Company’s Employee Services Unit by email, facsimile or regular mail as follows:

Email:    4-ESU@travelers.com

Fax:    1.866.871.4378 (U.S. and Canada)
    001.866.871.4378 (Europe)

Mail:    The Travelers Companies, Inc.
    Employee Services Unit
    385 Washington Street
    Mail Code: 9275-SB02L
    St. Paul, MN USA 55102

(j)     As consideration for and by accepting the Award, the Participant agrees that the Non-Solicitation Conditions and Confidentiality Conditions of this Section 9 shall supersede any non-solicitation and confidentiality covenants contained or incorporated in any prior equity award made by the Company to the Participant under the Plan or The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan ("Prior Equity Awards"); accordingly, such Prior Equity Awards shall become subject to the terms and conditions of the Non-Solicitation Conditions and Confidentiality Conditions of this Section 9. However, these Non-Solicitation Conditions and Confidentiality Conditions shall be in addition to, and shall not supersede, any non-solicitation, non-competition, confidentiality, intellectual property or other restrictive covenants contained or incorporated in (i) any Non-Competition Agreement between any member(s) of the Travelers Group and the Participant arising out of the Participant's service as a Management Committee member or otherwise, (ii) any employment agreement or other agreement between any member(s) of the Travelers Group and the Participant (other than such Prior Equity Awards), or (iii) any other Travelers Group plan or policy that covers the Participant (other than such Prior Equity Awards).

10.     Forfeiture of Performance Shares Award.

(a)     Participant’s Agreement. The Participant expressly acknowledges that the terms of Section 9 and this Section 10 are material to this Agreement and reasonable and necessary to protect the legitimate interests of the Travelers Group, including without limitation, the Traveler Group’s Confidential Information, trade secrets, customer and supplier relationships, goodwill and loyalty, and that any violation of these Non-Solicitation Conditions or Confidentiality Conditions by the Participant would cause substantial and irreparable harm to the Travelers Group and other Participants in the Plan. The Participant further acknowledges and agrees that:

(i)     The receipt of the Award constitutes good, valuable and independent consideration for the Participant's acceptance of and compliance with the provisions of the Award Agreement, including the forfeiture and repayment provision of subsection 10(b) below and the Non-Solicitation Conditions and Confidentiality Conditions of Section 9 above, and the amendment of Prior Equity Award provisions of subsection 9(i), 10(f) and Section 20, below.

(ii)     The Participant’s rights with respect to the Award are conditioned on his or her compliance with the POE Agreement at all times after acceptance of the POE Agreement in accordance with Sections 7 and 18 hereunder.

(iii)     The scope, duration and activity restrictions and limitations described in this Agreement are reasonable and necessary to protect the legitimate business interests of the Travelers Group. The Participant acknowledges that all restrictions and limitations relating to the Restricted Period will apply regardless of the reason the Participant’s employment ends. The Participant further agrees that any alleged claims the Participant may have against the Travelers Group do not excuse the Participant’s obligations under this Award Agreement.

(b)     Forfeiture and Repayment Provisions. The Participant agrees that, prior to the Termination Date and during the Restricted Period (or the Enhanced Restricted Period, as applicable), if the Participant breaches the Non-Solicitation Conditions, the Confidentiality Conditions and/or the POE Agreement, in addition to all rights and remedies available to the Travelers Group at law and in equity (including without limitation those set forth in the Award Rules for involuntary termination), the Participant will immediately forfeit any portion of the Award made under this Award Agreement that has not otherwise been previously forfeited under the Award Rules in Exhibit A and that has not yet been paid, settled or vested. The Company may also require repayment from the Participant of any and all compensatory value that the Participant received for the last twelve (12) months of his or her employment and through the end of the Restricted Period (or the Enhanced Restricted Period, as applicable) from this Award or any Prior Equity

Awards (including without limitation the gross amount of any Common Stock distribution or cash payment made to the Participant upon the vesting, distribution, or settlement of any such awards, and/or any consideration in excess of such gross amounts received by the Participant upon the sale or transfer of the Common Stock acquired through vesting, distribution, or settlement of any such awards). The Participant will promptly pay the full amount due upon demand by the Company, in the form of cash or shares of Common Stock at current Fair Market Value.

(c)     No Limitation on the Travelers Group’s Rights or Remedies. The Participant acknowledges and agrees that the forfeiture and repayment remedies under subsection 10(b) are non-exclusive remedies and shall not limit or modify the Travelers Group's other rights and remedies to obtain other monetary, equitable or injunctive relief as a result of breach of, or in order to enforce, the terms and conditions of this Agreement or with respect to any other covenants or agreements between the Travelers Group and the Participant or the Participant's obligations under applicable law.

(d)     Award Rules. The Award Rules provide a right to payment, subject to certain conditions, following the Participant's Termination Date if the Participant meets the Retirement Rule which, among other conditions, may require that the Participant not engage in any activities that compete with the business operations of the Travelers Group through the settlement date of the Award (such non-compete condition may extend beyond the Restricted Period). The remedies for a violation of such non-compete conditions are specified in the Award Rules and are in addition to any remedies of the Travelers Group under this Section 10.

(e)     Severability. If any court determines that any of the terms and conditions of Section 9 or this Section 10 are invalid or unenforceable, the remainder of the terms and conditions shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the terms and conditions are unenforceable because of the duration of such terms and conditions or the area covered thereby, such court shall have the power to reduce the duration or area of such terms and conditions and, in their reduced form, the terms and conditions shall then be enforceable and shall be enforced.

(f)     Awards Subject to Recoupment. Except to the extent prohibited by law, this Award and any outstanding Prior Equity Award may be forfeited, and the compensatory value received under such awards (including without limitation the gross amount of any Common Stock distribution or cash payment made to the Participant upon the vesting, distribution, or settlement of such awards, or consideration in excess of such gross amounts received by the Participant upon the sale or transfer of the Common Stock acquired through vesting, distribution, or settlement of the awards) may be subject to recoupment by the Company, in accordance with the Company’s executive compensation recoupment policy and other policies in effect from time to time with respect to forfeiture and recoupment of bonus payments, retention awards, cash or stock-based incentive compensation or awards, or similar forms of compensation, and the terms of any such policy, while it is in effect, are incorporated herein by reference. As consideration for and by accepting the Award Agreement, the Participant agrees that all the remedy and recoupment provisions of this Section 10 shall apply to any Prior Equity Award made by the Company to the Participant, shall be in addition to and shall not supersede any other remedies contained or referenced in any such Prior Equity Award, and, accordingly, such Prior Equity Award shall become subject to both those other remedies and the terms and conditions of this Section 10.

(g)     Survival of Provisions. The agreements, covenants, obligations, and provisions contained in Section 9 and this Section 10 shall survive the Participant’s Termination Date and the expiration of this Award Agreement, and shall be fully enforceable thereafter.

11.     Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company desires or may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

12.     Administration. The Company’s Compensation Committee or its designee administers the Plan and this Award Agreement and has the authority to interpret any ambiguous or inconsistent terms in its sole discretion. The Participant's rights under this Award Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Compensation Committee or its designee adopts from time to time. The interpretation and construction by the Compensation Committee or its designee of the Plan and this Award Agreement, and such rules and regulations as the Compensation Committee or its designee may adopt for purposes of administering the Plan and this Award Agreement, will be final and binding upon the Participant.

13.     Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan and this Award Agreement constitute the entire understanding between the parties hereto regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. This Award Agreement may be amended by a subsequent writing (including e-mail or electronic form) agreed to between the Company and the Participant. Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of the Award Agreement that are intended to survive the Termination Date of a Participant, specifically including Sections 9 and 10 hereof, shall survive such date. The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the Travelers Group.

14.     No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Travelers Group for a fixed duration of time. The employment relationship is "at will," which affords the Participant or the Travelers Group the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law. The Travelers Group retains the right to decrease the Participant's compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant's employment with the Travelers Group. The Award granted hereunder will not form part of the Participant’s regular employment compensation and will not be considered in calculating any statutory benefits or severance pay due to the Participant.

15.     No Limitation on the Company's Rights. The Participant agrees that nothing in this Award Agreement shall in any way affect the Company's right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

16.     Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of the Award or his or her right hereunder to receive any performance shares, except as otherwise provided in the Prospectus.

17.     Conflict. In the event of a conflict between the Plan and the Award Agreement the Plan terms shall govern.

18.     Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. By accepting this Award, the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Award Agreement, and the Travelers Group’s policies, as in effect from time to time, relating to the Plan. The Participant's rights under the Award will lapse ninety (90) days from the Grant Date and the Award will be forfeited on such date if the Participant does not accept the Award Agreement by such date. For the avoidance of doubt, the Participant's failure to accept the Award Agreement shall not affect his or her continuing obligations under any other agreement between any member(s) of the Travelers Group and the Participant. Additionally, the Participant acknowledges and agrees that the Participant’s acceptance of this Award is voluntary and not a condition of employment, and the Participant may decline to accept this Award without adverse consequences to the Participant’s continued employment relationship with the Travelers Group.

19.     Waiver; Cumulative Rights. The Company’s failure or delay to require performance by the Participant of any provision of this Award Agreement will not affect its right to require performance of such provision unless and until the Company has waived such performance in writing. Each right under this Award Agreement is cumulative and may be exercised in part or in whole from time to time.

20.     Governing Law and Forum for Disputes. The Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Minnesota. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Minnesota, City and County of St. Paul, including the Federal Courts located therein (should Federal jurisdiction exist). The parties consent to and submit to the personal jurisdiction and venue of courts of Minnesota and irrevocably waive any claim or argument that the courts in Minnesota are an inconvenient forum. The Participant agrees to accept service of any court filings and process by delivery to his or her most current home address on record with the Travelers Group via first class mail or other nationally recognized overnight delivery provider, or by any third party regularly engaged in the service of process. As consideration for and by accepting the Award, the Participant agrees that the Governing Law and Forum for Disputes provision of this Section 20 shall supersede any governing law, forum or similar provisions contained or referenced in any Prior Equity Award made by the Company to the Participant, and, accordingly, such Prior Equity Award shall become subject to the terms and conditions of the Governing Law and Forum for Disputes provisions of this Section 20.
21.     Personal Data. The Participant understands that the Company and other members of the Travelers Group hold certain personal information about the Participant, which may include, without limitation, information such as his or her name, home address, telephone number, gender, date of birth, salary, nationality, job title, social insurance number or other such tax identity number and details of all awards or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in his or her favor (“Personal Data”).
The Participant understands that in order for the Company to process the Participant’s Award and maintain a record of performance shares under the Plan, the Company shall collect, use, transfer and disclose Personal Data within the Travelers Group electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social insurance number, for income reporting purposes as required by law. The Participant further understands that the Company may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or other members of the Travelers Group in the implementation and administration of the Plan. The Participant understands that such recipients may be located within the jurisdiction of residence of the Participant, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions applicable to those organizations, for example, lawful requirements to disclose personal information such as the Personal Data to government authorities in those countries. The Participant understands that the employees of the Travelers Group and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan. By accepting the Award, the Participant consents, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of his or her Personal Data by or to such entities for such purposes and the Participant accepts that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which this Award Agreement is executed. The Participant confirms that if the Participant has provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, the Participant has the consent of such third party to provide their Personal Data to the Travelers Group for the same purposes.

The Participant understands that he or she may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing. Additionally, the Participant may always elect to forgo participation in the Plan or any other award program.

EXHIBIT A
AWARD RULES
TO TRAVELERS' PERFORMANCE SHARES AWARD NOTIFICATION AND AGREEMENT

When you leave the Travelers Group

References to "you" or "your" are to the Participant. "Termination Date" is defined in Section 9(a) of the Award Agreement and means the date of the termination of your employment with the Traveler Group (whether voluntary or involuntary) as reflected on the books and records of the Travelers Group.

If you terminate your employment or if there is a break in your employment, your Award may be cancelled before the end of the Performance Period and the vesting and settlement of your Award may be affected.

The provisions in the chart below apply to Awards granted under the Plan. Depending upon your employment jurisdiction upon the Grant Date, special rules may apply for vesting, payment and settlement of your Award in cases of termination of employment if you satisfy certain age and years of service requirements ("Retirement Rule"), as set forth in "Retirement Rule" below. Participants based in countries outside the United States on the Grant Date or in California immediately prior to the Termination Date should refer to Exhibit C for special rules that apply. For the avoidance of doubt, the applicable vesting terms for your Award pursuant to Exhibits A, B and C shall be based on your employment jurisdiction on the Grant Date.

If You:	Here's What Happens to Your Award:
Terminate employment or your employment is terminated by the Travelers Group for any reason other than due to death or disability (but you do not meet the Retirement Rule and you do not qualify for continued vesting following a Change of Control, as described below)
Your rights under the Award are cancelled and your right to the performance shares is forfeited.
Become disabled (as defined under the Travelers Group's applicable long-term disability plan or policy covering disabilities in your employment jurisdiction)
You will be entitled to receive the number of shares of Common Stock you would have received, if any, if your employment had not terminated due to disability, multiplied by a fraction equal to the number of days from the first day of the Performance Period to the earlier of (i) the Termination Date or (ii) the first anniversary of the commencement of your approved disability leave, divided by the total number of days in the Performance Period. Any such shares will be received at the time of settlement of the performance shares after the end of the Performance Period.

Take an approved personal leave of absence approved by the Travelers Group under its Personal Leave Policy, if applicable
Your rights under the Award continue when you are on such leave of absence for up to three months. Once your approved leave of absence exceeds three months, your rights under the Award are suspended until you return to work with the Travelers Group and remain actively employed for 30 calendar days, after which your rights under the Award will be restored retroactively. If you terminate employment during the leave for any reason, the applicable termination of employment provisions will apply. If your personal leave of absence exceeds one year, your rights under the Award are cancelled and your right to the performance shares is forfeited.

Are on an approved family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence or notice leave (including, without limitation, “garden leave,” but not including any period corresponding to pay in lieu of notice (by statute or common law), severance pay or other monies on account of the cessation of your employment)

Your rights under the Award continue when you are on such leave of absence.
Die while employed or following employment while your Award is outstanding
Your estate will be entitled to receive a number of shares of Common Stock equal to the initial number of performance shares set forth at the beginning of the Award, plus any performance shares credited as dividend equivalents in connection with the dividends paid or payable as of the date of your death, multiplied by a fraction equal to the number of days in the Performance Period from the first day of the Performance Period to your date of death, divided by the total number of days in the Performance Period. Any such shares will be delivered as soon as administratively possible following your death. No performance shares shall be credited with respect to any cash dividends paid by the Company after the date of the Participant's death but prior to the distribution with respect to performance shares already credited to the Participant's account.

Are involuntarily terminated without “Cause” (as defined below) or terminate employment for “Good Reason” (as defined below), in each case, within 24 months following a Change of Control (as defined in the Plan), and including, without limitation, if such involuntary termination without “Cause” or termination for “Good Reason” within 24 months following a Change of Control occurs after the onset of a disability or other approved leave or after meeting the Retirement Rule (any such termination, a “COC Termination”)	You will be entitled to receive the number of shares of Common Stock you would have received, if any, if your employment had not terminated. Any such shares will be received at the time of settlement of the performance shares after the end of the Performance Period.

The terms “Cause” and “Good Reason”, as used above, shall only be applicable with respect to a termination of employment that occurs within 24 months following a Change of Control and shall have the following meanings:

“Cause” shall mean your conviction of any felony (or equivalent crime committed outside the United States), your willful misconduct in connection with the performance of your duties with the Company, or your taking illegal action in your business or personal life that harms the reputation or damages the good name of the Company.

“Good Reason” shall mean (i) a material reduction in your base salary or bonus opportunity (except for year over year reductions in payout due to performance), (ii) a material diminution in your title, duties, or responsibilities (other than solely by reason of the Company ceasing to be a publicly traded company), or (iii) an involuntary relocation of more than 30 miles of your principal place of business. Notwithstanding the foregoing, no event shall constitute Good Reason unless and until you have notified the Company in writing describing the event which constitutes Good Reason and then only if the Company shall fail to cure such event within thirty (30) days following its receipt of such written notice; provided, further, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof prior to such date.

Retirement Rule

If, as of your Termination Date (including, without limitation, a Termination Date that occurs after the onset of a disability or other approved leave), you are at least (i) age 62 with one or more full years of service or (ii) age 55 with 10 or more full years of service, then you meet the "Retirement Rule."

The Retirement Rule will not apply to your Award or any Prior Equity Award if you were involuntarily terminated for gross misconduct or for cause (as determined by the Company in its sole discretion at the time of or following your termination of employment) or you voluntarily terminated your employment where grounds for involuntary termination for gross misconduct or for cause existed (as determined by the Company in its sole discretion at the time of or following your termination of employment); provided, however, that if such termination occurs within 24 months following a Change of Control, the Retirement Rule will only not apply to your Award or any Prior Equity Award if you are involuntarily terminated for “Cause” (as defined above) or if you voluntarily terminate employment where grounds for “Cause” (as defined above) existed. If you retire and do not meet the Retirement Rule, you will be considered to have resigned.

If You:
Meet the Retirement Rule (subject to Exhibit C, if applicable)
You will be entitled to receive a number of shares of Common Stock equal to the shares you would have received, if any, if your employment had not terminated due to retirement in accordance with the Retirement Rule. Any such shares will be received at the time of settlement of the performance shares after the end of the Performance Period. You will have a right to payment under the Retirement Rule provided that, prior to the time of settlement, you do not engage in any activities that compete with the business operations of the Travelers Group (as determined by the Company in its sole discretion), including, but not limited to, working for another insurance company engaged in the property casualty insurance business as either an employee or independent contractor. You are not subject to this non-compete provision if you are terminated involuntarily or if you are employed in any state where state law prohibits such non-compete provisions, but you remain subject to Sections 9 and 10 of the Award Agreement, and the POE Agreement.

When called for under the above rules, as a condition to receiving payment, you will be required to certify to the Company that you have not engaged in any activities that compete with the business operations of the Travelers Group since your Termination Date, and provide such other evidence of your compliance with the Retirement Rule as the Company may require. In the event that you are determined to have engaged in competitive activities while receiving the benefit of continued vesting pursuant to the Retirement Rule (other than following an involuntary termination), any outstanding portion of the Award will be immediately forfeited and any portion of the Award previously paid to you will be subject to recoupment by the Company in accordance with Section 10(f) of the Award Agreement.

EXHIBIT B
PERFORMANCE SHARES VESTING GRID
TO TRAVELERS' PERFORMANCE SHARES AWARD NOTIFICATION AND AGREEMENT

Performance Period ROE*	% of Performance Shares Vested
≥16.0%	200% (Maximum)
14.5	180
13.0	160
12.5	150
12.0	140
11.5	130
11.0	120
10.5	110
10.0	100
8.5	75
8.0	50 (Threshold)
<8.0	0

*     For any Performance Period ROE (as defined below) that is at least 8.0%, but falls between two Performance Period ROE performance levels, the percentage of performance shares vested shall be interpolated (for example, if Performance Period ROE is 13.75%, 170% of the performance shares would be vested).

Definitions:

"Performance Period ROE" is defined as the sum of the Adjusted ROE for each of the three years in the Performance Period, divided by three.

"Adjusted ROE" is defined as Adjusted Core Income divided by Adjusted Shareholders' Equity.

"Adjusted Core Income" for each year in the Performance Period is defined as the Company's net income from continuing operations as reported in the Company's financial statements (including accompanying footnotes and management's discussion and analysis), adjusted as set forth in the immediately following sentence. In calculating Adjusted Core Income, net income from continuing operations shall be adjusted as follows: first (A) remove the after-tax effects of the following items: (i) losses (net of reinsurance) from catastrophes (as designated by the Insurance Service Office's Property Claims Service Group, the Lloyd's Claim Office, Swiss Reinsurance Company's sigma report, or a comparable report or organization generally recognized by the insurance industry, and disclosed by the Company as a catastrophe); asbestos and environmental reserve charges (or releases); net realized investment gains or losses in the fixed maturities and real estate portfolios; and (ii) items that are unusual or infrequently occurring (or both), the cumulative effect of accounting changes and federal income tax rate changes, charges for amortization of goodwill to the extent goodwill is amortized, and exit or disposal costs, each as defined by generally accepted accounting principles in the United States, and each as disclosed in the Company's financial statements (including accompanying footnotes and management's discussion and analysis); (B) reduced, as to the first year in the Performance Period (20XX), by $XXXXXX (which represents the after-tax dollar amount of expected “normal” catastrophe losses in 20XX), as to the second year in the Performance Period (20XX), by $XXXXXX times the ratio of: the Company's 20XX consolidated personal lines homeowners net written premium plus commercial lines property net written premium plus 50% of commercial lines multi peril net written premium divided by the Company's 20XX consolidated personal lines homeowners net written premium plus commercial lines property net written premium plus 50% of commercial lines multi peril net written premium, and as to the third year in the Performance Period (20XX), by $XXXXXX times the ratio of: the Company's 20XX consolidated personal lines homeowners net written premium plus commercial lines property net written premium plus 50% of commercial lines multi peril net written premium divided by the Company's 20XX consolidated personal lines homeowners net written premium plus commercial lines property net written premium plus 50% of commercial lines multi peril net written premium (with the after-tax dollar amount of expected “normal” catastrophe losses referenced in this clause (B) further adjusted to reflect any changes in federal income tax rates); and (C) reduced by an amount intended, as of the date of this award, to approximate historical levels of credit losses (on an after-tax basis) associated with the Company’s fixed income investments, determined by (i) multiplying a fixed factor, expressed as 2.25 basis points, by the amortized cost of the Company’s fixed maturity investment portfolio at the beginning of each quarter during the relevant year in the Performance Period and (ii) adding the after-tax sum of the amounts resulting from (i) for such year in the Performance Period.

"Adjusted Shareholders' Equity" for each year in the Performance Period is defined as the sum of the Company's total common stockholders' equity as reported in the Company's balance sheet as of the beginning and end of the year (excluding net unrealized appreciation or depreciation of investments and adjusted as set forth in the immediately following sentence), divided by two. In calculating Adjusted Shareholders' Equity, the Company's total common shareholders' equity as of the beginning and end of the year shall be adjusted to remove the cumulative after-tax impact of the following items during the Performance Period: (i) discontinued operations and (ii) the adjustments and reductions made in calculating Adjusted Core Income.

EXHIBIT C

Special Rules Applicable to Participants Based in Certain Jurisdictions

Terms and Conditions

This Exhibit C includes additional and/or alternative terms and conditions that govern the Award granted to the Participant under The Travelers Companies, Inc. Amended and Restated 2014 Stock Incentive Plan (the “Plan”) if the Participant is employed in one of the jurisdictions listed below on the Grant Date or on the Termination Date if the Participant is employed in California immediately prior to such Termination Date. Capitalized terms used but not defined in this Exhibit C are defined in the Plan and/or Award Agreement and have the meanings set forth therein. To the extent that this Exhibit C is applicable to the Participant (based on the Participant’s place of employment on the Grant Date or on the Termination Date if the Participant is employed in California immediately prior to such Termination Date), the provisions set forth in this Exhibit C will apply to the Participant and will supersede the corresponding provisions set forth in the Award Agreement with respect to the Participant.

Notifications

This Exhibit C also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant's participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective jurisdictions as of January 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant should not rely on the information noted in this Exhibit C as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date by the time the Participant’s Award hereunder is settled.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s jurisdiction may apply to the Participant's situation.

Finally, the Participant understands that if he or she is a citizen or resident of a jurisdiction other than the one in which the Participant is currently working, transfers employment after the Grant Date, or is considered a resident of another jurisdiction for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

* * *

California

•If the Participant is employed in the State of California immediately prior to the Termination Date, then Sections 9(b) and 9(c) of the Award Agreement shall be restated to read as follows:
9(b)    Non-Solicitation of Employees. The Participant acknowledges that the Travelers Group sustains its operations and the goodwill of its clients, customers, policyholders, producers, agents and brokers (its “Customers”) through its employees. The Travelers Group has made significant investment in its employees and their ability to establish and maintain relationships with each other and with the Travelers Group’s Customers in order to further its operations and cultivate goodwill. The Participant acknowledges that the loss of the Travelers Group’s employees could adversely affect its operations and jeopardize the goodwill that has been established through these employees, and that the Travelers Group therefore has a legitimate interest in preventing the solicitation of its employees. Accordingly, the Participant hereby agrees that during the Restricted Period, the Participant will not, directly or indirectly, seek to recruit or solicit, attempt to influence or assist, participate in, or promote the solicitation of the employment of any person who was or is employed by the Travelers Group at any time during the last three months of the

Participant's employment or during the Restricted Period. The Participant shall not engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions in this Section 9(b). Without limiting the generality of the restrictions under this Section 9(b), by way of example, the restrictions under this Section shall prohibit the Participant from (i) initiating communications with a Travelers Group employee in connection with a current or future employment opportunity outside of the Travelers Group, (ii) identifying Travelers Group employees to potentially be solicited, and/or (iii) otherwise assisting or participating in the solicitation of a Travelers Group employee.

Notwithstanding the foregoing, the Non-Solicitation Conditions do not preclude the Participant from directing a third party (including but not limited to employees of his/her subsequent employer or a search firm) to broadly solicit, recruit, and hire individuals, some of whom may be employees of the Travelers Group, provided, that the Participant does not direct such third party specifically to solicit employees of the Travelers Group generally or specific individual employees of the Travelers Group.

9(c)    Non-Solicitation of Business. The Participant acknowledges that by virtue of his or her employment with the Travelers Group, he or she may have had access to Trade Secrets and/or Confidential Information (as defined in Section 9(f)) about the Travelers Group’s Customers and is, therefore, capable of significantly and adversely impacting existing relationships that the Travelers Group has with them. The Participant further acknowledges that the Travelers Group has invested in its and the Participant’s relationship with its Customers and the goodwill that has been developed with them and therefore has a legitimate interest in protecting these relationships against Participant’s use of Trade Secrets and/or Confidential Information to solicit Customers and/or otherwise interfere with these customer relationships. If, after the Termination Date, the Participant accepts a position as an employee, consultant or contractor with a “Competitor” (as defined below), then the Participant will not utilize Trade Secrets and/or Confidential Information to directly or indirectly, solicit, interfere with or attempt to influence any Customer of the Travelers Group to discontinue business with the Travelers Group and/or move existing or future business of the Travelers Group elsewhere. This restriction applies with respect to any business of any current or prospective client, customer or policyholder of the Travelers Group on which the Participant gained access to Trade Secrets and/or Confidential Information during the Participant’s employment with the Travelers Group. In addition to the foregoing restriction, the Participant agrees not to utilize Trade Secrets and/or Confidential Information in the negotiation, competition for, solicitation or execution of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from the Travelers Group. As used herein, “Competitor” shall include any business enterprise or organization, including, without limitation, agents, brokers and producers, that engages in, owns or controls a significant interest in any entity that engages in the sale of products and/or performance of services of the type sold or performed by the Travelers Group and/or provides advice relating to such products and services.
Canada

•References in the Award Agreement and Exhibit A thereto to the POE Agreement (and related obligations thereunder) will not apply to the Participant.

•Section 14 of the Award Agreement shall be revised to read as follows:

14.    No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Travelers Group. Nothing contained herein shall be deemed to give the Participant the right to be retained in the service of the Travelers Group or to interfere with the right of the Travelers Group to terminate the employment of the Participant at any time. For greater certainty, in such a case of employment termination, the Participant shall not be entitled or eligible to receive or be awarded any payment, compensation or damages (at common law or otherwise) in relation to the forfeiture or loss of any Award or other amount for which the Participant was previously eligible to receive under the Plan.

Republic of Ireland

•References in the Award Agreement and Exhibit A thereto to the POE Agreement (and related obligations thereunder) will not apply to the Participant.

•For the avoidance of doubt, no unconditional entitlement to receive shares under the Award Agreement will arise on the last day of the Performance Period; rather the number of shares to be delivered pursuant to the Award Agreement will only be quantifiable after the Committee has certified the Company’s actual financial performance in accordance with Section 5 of the Award Agreement (and such performance may result in zero shares being earned). Therefore an absolute entitlement to shares will only arise on the date on which shares are actually delivered to the Participant (referred to in this Award Agreement as "settlement date").

•Section 14 of the Award Agreement shall be revised to read as follows:

14.    No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Travelers Group for a definite period of time. The Travelers Group retains the right to decrease the Participant's compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant's employment with the Travelers Group, subject to applicable Irish law and the terms of the Participant's employment contract.

•Section 20 of the Award Agreement shall be revised to provide that the venue for any disputes related to the Award Agreement shall be in a court of law based in the Republic of Ireland. In all other respects, the regular provisions set forth in Section 20 of the Award Agreement (including with respect to Minnesota governing law) shall apply.

•Further to the provisions as set out in Section 21 of the Award Agreement, the Travelers Group agrees that it will comply with the provisions of the Data Protection Act 2018 together with the EU General Data Protection Regulation (collectively, the “Irish DPA Act”). The Participant acknowledges that the Company has made available to the Participant a copy of the Europe Employee Privacy Policy related to the EU General Data Protection Regulation (the “Privacy Policy”) and the Participant understands that a copy of such policy and further information related thereto can be obtained by contacting the Travelers Europe Data Protection Officer at DPOEurope@travelers.com. With this information, the Participant confirms that the Participant consents to the Company, the Travelers Group and any other third parties as described in Section 21 for the purposes of this Award Agreement processing and transferring their personal data (as defined in the Irish DPA Act) outside of the European Economic Area, subject to and in accordance with the terms and requirements of the Privacy Policy and the Irish DPA Act.

•The provisions in Exhibit A related to the Retirement Rule shall be inapplicable to the Participant. Accordingly, upon the Participant’s termination of employment for any reason other than due to death, Disability or a COC Termination as set forth in the Award Agreement (regardless of whether the Participant meets the Retirement Rule), vesting of the Award will cease and all outstanding unvested performance shares will be cancelled effective on the Termination Date.

•The provisions in Exhibit A related to disability shall be inapplicable to the Participant for so long as the Participant remains employed by the Travelers Group. Accordingly, a disabled Participant who remains employed by the Travelers Group shall be treated as a continuing employee in all respects for purposes of vesting and other rights with respect to the Award.

United Kingdom

•References in the Award Agreement and Exhibit A thereto to the POE Agreement (and related obligations) will not apply to the Participant.

•The Restricted Period, as defined in Section 9(a) of the Award Agreement, will include any period during which the Participant is placed on “garden leave.”

•The restrictions under Section 9(b) of the Award Agreement related to non-solicitation of employees shall only apply with respect to employees with whom the Participant had material dealings during the 12 months preceding the date of the Participant’s termination of employment with the Travelers Group, and such restrictions shall not apply with respect to any secretarial or administrative assistant employees of the Travelers Group.

•The “Enhanced Restricted Period” defined under Section 9(c) of the Award Agreement shall be limited to 12 months following the Termination Date (i.e., the same duration as the normal Restricted Period). Additionally, under Section 9(c) of the Award Agreement:

(i)    the restrictions relating to recruiting or solicitation of, interference with, attempting to influence or otherwise affecting any client, customer, policyholder or agent of the Travelers Group shall be limited to such clients, customers, policyholders or agents with which the Participant had material dealings within the 12 months preceding the Termination Date; and

(ii)    the references to “business” (aside from references to “book of business”) shall be limited to business activities with which the Participant was materially involved during the 12 months preceding the Termination Date.

•The first sentence of Section 9(j) of the Award Agreement (providing that the restrictive covenants set forth in this Award Agreement shall supersede the corresponding restrictive covenants provided under prior equity grant agreements) shall not apply to any equity grants made to employees or other service providers of Simply Business or its affiliates in connection with the acquisition of Simply Business by the Travelers Group on August 4, 2017 (the “Simply Business Equity Grants”). Accordingly, the restrictive covenants set forth under the Simply Business Equity Grants shall continue to apply to the holders of such awards in addition to the restrictive covenants set forth under this Award Agreement.

•Section 14 of the Award Agreement shall be replaced with the following:

14.    No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment or guarantees employment with any member of the Travelers Group for a fixed duration of time. Each member of the Travelers Group retains the right to decrease the Participant's compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant's employment with the Travelers Group, subject to applicable law and the terms of the Participant's employment contract. Upon termination of the Participant’s employment (for whatever reason) the Participant will have no rights as a result of this Award Agreement or any alleged breach of this Award Agreement or otherwise to any compensation under or in respect of any shares, share options, restricted stock units, long-term incentive plans or any other profit sharing scheme in which the Participant may participate or have received grants or allocations on or before the date on which the Participant’s employment terminates. Any rights which the Participant may have under such schemes will be exclusively governed by the rules of such schemes from time to time.

•Section 20 of the Award Agreement shall be revised to provide that the venue for any disputes related to the Award Agreement shall be the Courts of England and Wales. In all other respects, the regular provisions set forth in Section 20 of the Award Agreement (including with respect to Minnesota governing law) shall apply.

•Further to the provisions as set out in Section 21 of the Award Agreement, the Travelers Group agrees that it will comply with the provisions of the Data Protection Act 2018 (the “Act”) and the EU General Data Protection Regulation (2016/679) (the “GDPR”) and the retained version of the GDPR applicable in the UK (the “UK GDPR”). The Participant acknowledges that the Company has made available to the Participant a copy of the Europe Employee Privacy Policy related to the GDPR and UK GDPR (the “Privacy Policy”) and the Participant understands that a copy of such policy and further information related thereto can be obtained by contacting the Travelers Europe Data Protection Officer at DPOEurope@travelers.com. With this information, the Participant confirms that the Participant consents to the Company, the Travelers Group and any other third parties as described in Section 21 for the purposes of this Award Agreement processing and transferring their personal data (as defined in the Act) outside of the UK or the European Economic Area, subject to and in accordance with the terms and requirements of the Privacy Policy, the GDPR, the UK GDPR and the Act.

•The provisions in Exhibit A related to the Retirement Rule shall be inapplicable to the Participant. Accordingly, upon the Participant’s termination of employment for any reason other than due to death, Disability or a COC Termination as set forth in the Award Agreement (regardless of whether the Participant meets the Retirement Rule), vesting of the Award will cease and all outstanding unvested performance shares will be cancelled effective on the Termination Date.
•The provisions in Exhibit A related to disability shall be inapplicable to the Participant for so long as the Participant remains employed by the Travelers Group. Accordingly, a disabled Participant who remains employed by the Travelers Group shall be treated as a continuing employee in all respects for purposes of vesting and other rights with respect to the Award.